SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549



                               FORM 8-K

                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934


                           February 24, 1997
           Date of Report (Date of Earliest Event Reported)



                 American Electric Power Company, Inc.
        (Exact Name of Registrant as Specified in its Charter)



New York                         1-3525                      13-4922640
(State or other jurisdiction of  (Commission              (IRS Employer
incorporation or organization)   File Number)       Identification No.)



                           1 Riverside Plaza
                         Columbus, Ohio 43215
     (Address of principal executive offices, including zip code)


                             (614)223-1000
         (Registrant's Telephone Number, including area code)



ITEM 5.    OTHER EVENTS.


     American Electric Power Company, Inc. ("AEP") and Public Service Company of Colorado ("PSCo") have jointly agreed with the Board of Directors of Yorkshire Electricity Group plc ("Yorkshire Electricity") in the United Kingdom to make a cash tender offer for Yorkshire Electricity.

     AEP and PSCo have formed a joint venture named Yorkshire Power Group Limited. A subsidiary of the joint venture named Yorkshire Holding plc is offering the equivalent of US $ 15.02 (9.27 pounds) per ordinary share for Yorkshire Electricity, valuing the company at approximately US $ 2.4 billion (1.5 billion pounds). The AEP, PSCo, and Yorkshire Electricity boards have approved the transaction.

     Yorkshire Electricity's principal activities are the distribution of electricity to 2.1 million industrial, commercial, agricultural and domestic customers in its authorized area, which covers 4,180 square miles of northeast England. Yorkshire Electricity is also active in electricity supply and generation and the supply of gas, including the ownership of gas assets. Other activities include the development of telecommunications services and the construction and operation of windfarms.

     For the year ended March 31, 1996, Yorkshire Electricity reported a consolidated profit on ordinary activities before taxation and exceptional items of approximately US $ 310.8 million (199.2 million pounds) on revenues of approximately US $2.2 billion (1.4 billion pounds) and had assets at that date of approximately US $2.2 billion (1.4 billion pounds).

     AEP will make its investment in Yorkshire Electricity through its AEP Resources, Inc. subsidiary, which owns, operates and invests in electric facilities domestically and abroad.

     The acquisition will be financed through a combination of 25 percent equity and 75 percent debt, including assumption of the existing debt of Yorkshire Electricity. AEP and PSCo will each invest approximately US $ 360 million (220 million pounds) in the venture. The remaining US $ 1.7 billion (1.1 billion pounds) will be provided by a non-recourse loan to Yorkshire Power Group Limited.

                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 AMERICAN ELECTRIC POWER COMPANY, INC.


                                 By:_/s/ G. P. Maloney_________
                                           G. P. Maloney
                                           Vice President


Dated:  February 25, 1997